Exhibit 10.41

AMENDMENT TO PROMISSORY NOTE

The parties hereby agree to amend certain repayment provisions set forth in the Promissory Note between Richard Nanula and Amgen Inc., executed by Richard Nanula on or about June 27, 2001, as follows: Notwithstanding anything to the contrary in Paragraph 1 of the Promissory Note, Staff Member shall pay the total amount of Principal and the remaining interest due (compounded at the rate of 5% per annum on June 27, 2008, June 27, 2009, and on the date of final repayment), in a lump sum on or before June 27, 2010.

Date: September 4, 2007	/s/ Richard D. Nanula
Richard D. Nanula

Date: August 30, 2007	/s/ Charles V. “Chip” Bell
for Amgen Inc.